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EXHIBIT 99.1

Rigel Announces Third Quarter 2005 Financial Results

SOUTH SAN FRANCISCO, Calif.—November 08, 2005. Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today reported financial results for the third quarter and nine months ended September 30, 2005.

For the third quarter of 2005, Rigel reported a net loss of $12.9 million, or $0.56 per share, compared to a net loss of $16.1 million, or $0.88 per share, in the third quarter of 2004. Weighted average shares outstanding for the third quarters of 2005 and 2004 were 23.2 million and 18.4 million, respectively.

Rigel reported revenue from collaborations of $3.3 million in the third quarter of 2005, compared to $659,000 in the third quarter of 2004. The increase in revenue was primarily due to research support and amortization of upfront fees from collaborations with Merck and Pfizer.

Total operating expenses were $17.1 million in the third quarter of 2005 and virtually unchanged compared to the third quarter of 2004. Third quarter operating expenses included increases in research and development spending for Rigel's clinical and preclinical development programs, specifically expenses related to ongoing clinical trials for R112 and R788. However, these increases were offset by a reduction in stock-based compensation expense.

For the nine months ended September 30, 2005, Rigel reported a net loss of $36.4 million, or $1.74 per share, compared to a net loss of $41.5 million, or $2.37 per share, for the same period last year. Rigel recorded revenue from collaborations of $10.5 million for the nine months ended September 30, 2005, compared to $3.6 million for the first nine months of 2004.

As of September 30, 2005, Rigel had cash, cash equivalents and available-for-sale securities of $127.9 million, compared to $60.1 million at June 30, 2005 and $71.4 million at December 31, 2004. In July, Rigel completed a public offering in which it sold 4,197,500 shares of common stock, including 547,500 shares issued upon exercise of an option granted to the underwriters to cover over-allotments, at a public offering price of $20.75 per share. The net proceeds of the offering, including the shares issued upon exercise of the over-allotment option, were approximately $81.6 million after deducting underwriting discounts and commissions and offering expenses.

"We continue to make excellent progress advancing our clinical pipeline. Our lead product candidate, R112, began a comparative Phase II study for the treatment of allergic rhinitis, and we anticipate announcing top-line results by the end of the year," said James M. Gower, chairman and chief executive officer of Rigel. "In addition, our recently announced agreement with Serono for our Aurora kinase inhibitor program including our lead Aurora kinase candidate R763, exemplifies both Rigel's commitment to developing novel compounds for significant indications and our strategy in oncology of partnering product candidates early in the development process. With approximately $128 million in cash balances as of the end of September, plus the initial Serono collaboration payments of $25 million, we are well positioned financially to continue advancing our clinical programs."

About Rigel (www.rigel.com)
Rigel is a clinical stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory diseases, cancer and viral diseases. Our goal is to move one new product candidate for a significant indication into the clinic each year. We have achieved this goal since 2002. Our pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel's productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market our product candidates. We have three product development programs in allergy/asthma, rheumatoid arthritis and cancer.

This press release contains "forward-looking" statements, including statements related to Rigel's plans to pursue clinical development of product candidates and the timing thereof, the potential efficacy of product candidates and the sufficiency of our financial resources. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "plans," "intends," "expects" and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel's results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of pre-clinical studies and clinical trials, as well as other risks detailed from time to time in Rigel's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. Rigel does not undertake any obligation to update forward-looking statements.

Contact: Jim Welch
Phone: 650.624.1176
Email: invrel@rigel.com

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenues:
Contract revenues from collaborations	$3,282	$659	$10,506	$3,633
Operating expenses:
Research and development	13,106	11,632	38,547	34,365
General and administrative	3,169	3,056	9,657	8,835
Stock-based compensation (see Note A)	784	2,289	138	2,398
Total operating expenses	17,059	16,977	48,342	45,598
Loss from operations	(13,777)	(16,318)	(37,836)	(41,965)
Interest income/(expense), net	871	182	1,473	436
Net loss	$(12,906)	$(16,136)	$(36,363)	$(41,529)
Net loss per common share, basic and diluted	$(0.56)	$(0.88)	$(1.74)	$(2.37)
Weighted average shares used in computing net loss per common share, basic and diluted	23,235	18,386	20,958	17,552

Note A
Stock-based compensation excluded from
Research and development	$570	$1,634	$109	$1,863
General and administrative	214	655	29	535
	$784	$2,289	$138	$2,398

SUMMARY BALANCE SHEET DATA
(in thousands)

	September 30, 2005	December 31, 2004(1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$127,923	$71,427
Total assets	136,019	78,822
Stockholder's equity	103,880	52,301

(1)
Derived from audited financial statements

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Rigel Announces Third Quarter 2005 Financial Results